Exhibit 99.1

NEWS BULLETIN	AAON, Inc.
2425 South Yukon Ave. • Tulsa, OK 74107-2728
• Ph: (918) 583-2266 • Fax: (918) 583-6094 •
•http://www.aaon.com•
For Further Information:
FOR IMMEDIATE RELEASE August 3, 2017	Jerry R. Levine • Phone: (914) 244-0292 • Fax: (914) 244-0295
Email: jrladvisor@yahoo.com

AAON REPORTS SECOND QUARTER SALES AND EARNINGS

TULSA, Okla, August 3, 2017 - AAON, Inc. (NASDAQ-AAON) today announced its operating results for the second quarter and six months ended June 30, 2017.

In the quarter ended June 30, 2017, net sales were $101.3 million, down 1.0% from $102.3 million in 2016. Net income was $13.8 million, a decline of 6.3% from $14.7 million in the same period a year ago. Net sales for the six months ended June 30, 2017 were $187.4 million, decreasing 0.2% from $187.7 million in 2016. Net income for the six months ended June 30, 2017 was $24.0 million, off 8.6% from $26.3 million in 2016.

Our backlog at June 30, 2017 increased 20% to $83.5 million, from $69.3 million for the same period a year ago.

Consistent with the results of the first quarter of 2017, during the second quarter of 2017 increases in manufacturing costs restricted gross profits which declined 3.3% to $31.7 million (31.3% of sales) versus $32.7 million (32.0% of sales) as compared to the second quarter of 2016. This increase is primarily due to higher raw material (steel) prices.

Selling, general and administrative expenses, impacted by unusually higher warranty expenses, increased $1.4 million or 13.4% to $12.0 million (11.8% of sales) from $10.6 million (10.3% of sales) as compared to the second quarter of 2016. The Company has been working on modifications and refinements to its warranty policy. These modifications more clearly define what qualifies as a valid warranty claim and place a deadline on when claims may be submitted. This has increased our warranty reserves and increased our warranty expense for the first six months of 2017. Going forward, the Company expects warranty expense will return to historical levels and the new policy will improve our customer satisfaction as well as financial control of the warranty process and supplier relationships, thereby creating significant benefit to the Company.

Earnings per diluted share in the second quarter of 2017 were $0.26, down 3.7% from $0.27 for the same period in 2016, based upon 53.2 million and 53.6 million shares outstanding at June 30, 2017 and 2016, respectively. Earnings per diluted share for the six months ended June 30, 2017 were $0.45, a decrease of 4.3% from $0.47 in 2016, based upon 53.2 million and 53.6 million shares outstanding at June 30, 2017 and 2016, respectively.

Norman H. Asbjornson, CEO, said, "As previously announced, we have had significant changes in our manufacturing supervisory personnel. In April, our Vice President of Manufacturing and Tulsa Plant Manager both retired, after more than 60 years of combined service to the Company. Mike Crews, our Vice President of Operations, and Hunter Mattocks, Director of Manufacturing, are working hard to make the transition and we have the utmost confidence in their abilities. However, there is a somewhat lengthy learning curve associated with the transition process and our revenue for the first half of the year reflects the short-term challenges created by these changes in addition to the difficult labor markets. Nonetheless, our incoming order rate remains strong (with backlog rising to $83.5 million at June 30, 2017) and we expect to see excellent improvement in our revenue growth once we complete the transition process."

Mr. Asbjornson further added, "While our Water-Source Heat Pump has already won industry awards for design, performance and serviceability, we are awaiting AHRI certification which will enhance our sales and marketing program. In addition, we are currently integrating some of the cutting-edge manufacturing technology from the new line into our existing product lines with the expectation of gaining additional efficiencies."

Mr. Asbjornson concluded, “Our financial condition at June 30, 2017 remains strong with a current ratio of 2.9:1 (including cash and short-term investments totaling $51.8 million) and we continue to operate debt free."

The Company will host a conference call today at 4:15 P.M. Eastern Time to discuss the second quarter results. To participate, call 1-888-241-0551 (code 43149283); or, for rebroadcast, call 1-855-859-2056 (code 43149283).

AAON, Inc. is engaged in the engineering, manufacturing, marketing and sale of air conditioning and heating equipment consisting of standard, semi-custom and custom rooftop units, chillers, packaged outdoor mechanical rooms, air handling units, makeup air units, energy recovery units, condensing units, geothermal/water-source heat pumps and coils. Since the founding of AAON in 1988, AAON has maintained a commitment to design, develop, manufacture and deliver heating and cooling products to perform beyond all expectations and demonstrate the value of AAON to our customers.

Certain statements in this news release may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. Statements regarding future prospects and developments are based upon current expectations and involve certain risks and uncertainties that could cause actual results and developments to differ materially from the forward-looking statements.

AAON, Inc. and Subsidiaries
Consolidated Statements of Income
(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(in thousands, except share and per share data)
Net sales	$101,326	$102,319	$187,404	$187,741
Cost of sales	69,648	69,572	130,740	129,263
Gross profit	31,678	32,747	56,664	58,478
Selling, general and administrative expenses	11,971	10,561	22,501	19,474
Loss (gain) on disposal of assets	48	(12)	47	(20)
Income from operations	19,659	22,198	34,116	39,024
Interest income	71	67	131	141
Other income, net	34	10	45	127
Income before taxes	19,764	22,275	34,292	39,292
Income tax provision	5,970	7,550	10,281	13,016
Net income	$13,794	$14,725	$24,011	$26,276
Earnings per share:
Basic	$0.26	$0.28	$0.46	$0.47
Diluted	$0.26	$0.27	$0.45	$0.47
Cash dividends declared per common share:	$0.13	$0.11	$0.13	$0.11
Weighted average shares outstanding:
Basic	52,615,366	53,036,009	52,624,782	53,028,224
Diluted	53,151,134	53,574,702	53,176,425	53,563,676

AAON, Inc. and Subsidiaries
Consolidated Balance Sheets
(Unaudited)
	June 30, 2017	December 31, 2016
Assets	(in thousands, except share and per share data)
Current assets:
Cash and cash equivalents	$33,552	$24,153
Certificates of deposit	5,520	5,512
Investments held to maturity at amortized cost	12,732	14,083
Accounts receivable, net	43,114	43,001
Income tax receivable	809	6,239
Note receivable	26	25
Inventories, net	63,075	47,352
Prepaid expenses and other	888	616
Total current assets	159,716	140,981
Property, plant and equipment:
Land	2,233	2,233
Buildings	83,401	78,806
Machinery and equipment	168,375	158,216
Furniture and fixtures	13,458	12,783
Total property, plant and equipment	267,467	252,038
Less: Accumulated depreciation	142,839	137,146
Property, plant and equipment, net	124,628	114,892
Note receivable	667	657
Total assets	$285,011	$256,530

Liabilities and Stockholders' Equity
Current liabilities:
Revolving credit facility	$—	$—
Accounts payable	14,108	7,102
Dividends payable	6,849	—
Accrued liabilities	34,293	31,940
Total current liabilities	55,250	39,042
Deferred revenue	1,542	1,498
Deferred tax liabilities	9,895	9,531
Donations	577	561
Commitments and contingencies
Stockholders' equity:
Preferred stock, $.001 par value, 5,000,000 shares authorized, no shares issued	—	—
Common stock, $.004 par value, 100,000,000 shares authorized, 52,615,921 and 52,651,448 issued and outstanding at June 30, 2017 and December 31, 2016, respectively	210	211
Additional paid-in capital	—	—
Retained earnings	217,537	205,687
Total stockholders' equity	217,747	205,898
Total liabilities and stockholders' equity	$285,011	$256,530

AAON, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)
	Six Months Ended June 30,
	2017	2016
Operating Activities	(in thousands)
Net income	$24,011	$26,276
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	7,281	6,346
Amortization of bond premiums	29	151
Provision for losses on accounts receivable, net of adjustments	141	(42)
Provision for excess and obsolete inventories	260	308
Share-based compensation	3,529	2,043
Loss (gain) on disposition of assets	47	(20)
Foreign currency transaction gain	(24)	(48)
Interest income on note receivable	(13)	(14)
Deferred income taxes	364	(1,851)
Changes in assets and liabilities:
Accounts receivable	(254)	(8,417)
Income taxes	5,430	4,033
Inventories	(15,983)	(1,934)
Prepaid expenses and other	(272)	(550)
Accounts payable	6,801	1,848
Deferred revenue	118	220
Accrued liabilities and donations	2,295	1,252
Net cash provided by operating activities	33,760	29,601
Investing Activities
Capital expenditures	(16,847)	(15,825)
Proceeds from sale of property, plant and equipment	7	1
Investment in certificates of deposits	(5,280)	(4,112)
Maturities of certificates of deposits	5,272	6,000
Purchases of investments held to maturity	(13,241)	(9,782)
Maturities of investments	14,063	3,801
Proceeds from called investments	500	1,010
Principal payments from note receivable	26	26
Net cash used in investing activities	(15,500)	(18,881)
Financing Activities
Borrowings under revolving credit facility	—	761
Payments under revolving credit facility	—	(761)
Stock options exercised	1,573	1,255
Repurchase of stock	(9,368)	(7,233)
Employee taxes paid by withholding shares	(1,066)	(441)
Net cash used in financing activities	(8,861)	(6,419)
Net increase in cash and cash equivalents	9,399	4,301
Cash and cash equivalents, beginning of period	24,153	7,908
Cash and cash equivalents, end of period	$33,552	$12,209

Use of Non-GAAP Financial Measures
To supplement the Company’s consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), an additional non-GAAP financial measure is provided and reconciled in the following table. The Company believes that this non-GAAP financial measure, when considered together with the GAAP financial measures, provides information that is useful to investors in understanding period-over-period operating results. The Company believes that this non-GAAP financial measure enhances the ability of investors to analyze the Company’s business trends and operating performance.
EBITDAX
EBITDAX (as defined below) is presented herein and reconciled from the GAAP measure of net income because of its wide acceptance by the investment community as a financial indicator of a company's ability to internally fund operations.
The Company defines EBITDAX as net income, plus (1) depreciation, (2) amortization of bond premiums, (3) share-based compensation, (4) interest (income) expense and (5) income tax expense. EBITDAX is not a measure of net income or cash flows as determined by GAAP.
The Company’s EBITDAX measure provides additional information which may be used to better understand the Company’s operations. EBITDAX is one of several metrics that the Company uses as a supplemental financial measurement in the evaluation of its business and should not be considered as an alternative to, or more meaningful than, net income, as an indicator of operating performance. Certain items excluded from EBITDAX are significant components in understanding and assessing a company's financial performance. EBITDAX, as used by the Company, may not be comparable to similarly titled measures reported by other companies. The Company believes that EBITDAX is a widely followed measure of operating performance and is one of many metrics used by the Company’s management team and by other users of the Company’s consolidated financial statements.
The following table provides a reconciliation of net income (GAAP) to EBITDAX (non-GAAP) for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,

	2017	2016	2017	2016
	(in thousands)
Net Income, a GAAP measure	$13,794	$14,725	$24,011	$26,276
Depreciation	3,643	3,175	7,281	6,346
Amortization of bond premiums	13	68	29	151
Share-based compensation	1,884	1,095	3,529	2,043
Interest income	(85)	(135)	(161)	(292)
Income tax expense	5,970	7,550	10,281	13,016
EBITDAX, a non-GAAP measure	$25,219	$26,478	$44,970	$47,540